Exhibit 99.01

Contacts:
TONIX Pharmaceuticals, Inc. Susan Kerridge, Vice President, Strategy Benjamin Selzer, Chief Operating Officer (212) 980-9155	Porter, LeVay & Rose, Inc. Sharon Weinstein, Investor Relations Bill Gordon, Media Relations (212) 564-4700

TONIX PHARMACEUTICALS AND TAMANDARE EXPLORATIONS ANNOUNCE COMPLETION OF SHARE EXCHANGE TRANSACTION AND PRIVATE PLACEMENT

New York, NY – October 14,  2011 –Tonix Pharmaceuticals, Inc., (“TONIX” or the “Company”), a specialty pharmaceutical company developing therapies for challenging disorders of the central nervous system (“CNS”), including fibromyalgia syndrome (“FM”) and post-traumatic stress disorder (“PTSD”), has completed a reverse merger transaction through a share exchange agreement with Tamandare Explorations Inc. (OTCBB: TAEI, “Tamandare”).  Concurrent with the share exchange agreement, which became effective October 7, 2011, TONIX became a wholly-owned subsidiary of Tamandare and the shareholders of Tonix acquired control of Tamandare.  In addition, Tamandare completed a private placement of $1.1 million to fund further research and development.  Tamandare intends to change its name to Tonix Pharmaceuticals Holding Corp. and apply for a new stock symbol that more accurately reflects TONIX’s business.

Seth Lederman, M.D., Chairman and President of TONIX and Tamandare said, “This is an important corporate milestone for our Company.  TONIX’s mission is to develop and commercialize high-value medications that address difficult problems associated with treating challenging CNS disorders.  Significant clinical progress has been made in the development of TNX-102, our lead product candidate for FM.  Our new status as a public company will provide us access to the capital markets and greater visibility as we advance our product candidates through development and initiate our commercialization strategy.”

TONIX is reformulating new dosage forms of known pharmaceutical compounds for difficult to treat CNS indications, developing high-value medicines that are safer, more effective and predictable than some of the drugs currently used.  The core technology underlying TNX-102 is a novel formulation of bedtime-dosed cyclobenzaprine, and is protected by issued patents.  Cyclobenzaprine is a widely prescribed muscle relaxant with an established record of safety.  The Company’s second most advanced product candidate, TNX-105, also based on cyclobenzaprine, is being developed for PTSD, a psychiatric condition that begins in the aftermath of traumatic experiences.

A Phase 2a, randomized, double-blinded, placebo-controlled clinical study of very low dose (VLD) cyclobenzaprine was conducted in Canada, the results of which were recently published in the peer-reviewed The Journal of Rheumatology (September 2011 online edition; the print edition will be available in December 2011), demonstrating an improvement in core symptoms associated with FM, including widespread pain.

TONIX intends to commence a pharmacokinetic (“PK”) study during the fourth quarter 2011.  In that study, approximately 30 healthy adult volunteers will be dosed with a TNX-102 candidate formulation or

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a currently marketed, immediate-release cyclobenzaprine product.  Following the PK study, TONIX expects to commence its first of two pivotal studies during 2012.

Dr. Lederman concluded, “While other medications are approved to treat FM symptoms, many patients remain dissatisfied with currently available analgesic and antidepressant treatment options.  We believe TNX-102 offers a valuable treatment option for patients suffering from FM, and has the potential to fulfill a large, unmet medical need.  TONIX plans to produce medications recognized as higher-value, best-in-class products, and has a capital-efficient drug development strategy aimed at reducing risk and maximizing potential return on equity.”

About the Share Exchange Transaction
On October 7, 2011, Tamandare executed and consummated a share exchange agreement with Tonix and the stockholders of 100% of Tonix’s stock (the “Tonix Shareholders”), whereby the Tonix Shareholders exchanged their shares in Tonix for 22,666,667 newly issued shares of common stock of Tamandare, which represents approximately 85% of Tamandare’s issued and outstanding common stock upon consummation of the transaction. As a result, upon completion of the Share Exchange, Tonix became Tamandare’s wholly-owned subsidiary.

Private Placement Transaction
On October 7, 2011, Tamandare closed on a private placement of gross cash proceeds of $1.1 million and the exchange of $500,000 in previously issued debentures of Tonix in exchange for the issuance of $500,000 principal amount of secured convertible debentures (the “Convertible Debentures”).  The Convertible Debentures mature on the earlier of (i) one year from the date of the Closing or (ii) the date of closing of a private placement of equity, equity equivalent, convertible debt or debt financing in which we receive gross proceeds, in one or more transactions, of at least $3.9 million (a “Subsequent Financing”). The Convertible Debentures bear interest at 8% per annum and are convertible at the holder’s option into the Subsequent Financing. In the event that the Subsequent Financing has not occurred within 12 months from the date of issuance of the Convertible Debenture, the holder has the option to convert the Convertible Debenture into a number of shares of our common stock equal to 1% of our shares of common stock on a fully diluted basis for every $125,000 of Convertible Debentures (the “Conversion Shares”).  In addition, upon conversion or repayment of the Debenture, the holder is entitled to receive, at the holder’s option, either (i) a warrant to purchase such number of shares of common stock equal to the principal amount of the Convertible Debenture divided by the offering price in a Subsequent Financing or (ii) shares of our common stock equal to 33% of the principal amount of the Convertible Debenture divided by the offering price in a Subsequent Financing.

About Fibromyalgia Syndrome
FM is a CNS condition characterized by diffuse musculoskeletal pain, increased pain sensitivity, fatigue and disturbed sleep.  According to the National Institutes of Health, FM affects 6 million Americans, age 18 or older. There are currently three drugs approved for FM:  Lyrica®, Cymbalta®, and Savella®.

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About TONIX Pharmaceuticals
TONIX Pharmaceuticals is developing new therapies for challenging disorders of the central nervous system.  The Company targets conditions characterized by significant unmet medical need, inadequate existing treatment options, and high dissatisfaction among both patients and physicians. TONIX reformulates known pharmaceutical agents to design drugs with optimal safety, efficacy and predictability.  Its most advanced product candidates, TNX-102 for FM and TNX-105 for PTSD, are novel dosage formulation of cyclobenzaprine, the active ingredient in two U.S. FDA-approved muscle relaxants.  To learn more about the Company and its pipeline of treatments for CNS conditions, please visit www.tonixpharma.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated" and "intend," among others. These forward-looking statements, including TONIX’s plan to initiate a PK study in 2011 and a Phase II/III clinical trial of TNX-102 in 2012, are based on TONIX’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. TONIX does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Current Report on Form 8-K to be filed with the SEC on or about October 14, 2011 and future periodic reports filed with the Securities and Exchange Commission. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.  The information set forth herein speaks only as of the date hereof.

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